Exhibit 10.1

RETENTION BONUS AGREEMENT

This RETENTION BONUS AGREEMENT (“Agreement”) is made as of July 9, 2012 (the “Effective Date”), between Affirmative Services, Inc. (together with any of its successors or assigns, the “Company”), and                      (the “Executive”). The Company and the Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

WHEREAS, Company and Executive are parties to a certain [reference effective employment agreement] (“Employment Agreement”); and

WHEREAS, the Executive has business knowledge and expertise in the conduct of the Company’s business and the Company desires to assure itself of the continued services of the Executive so it will have the continued benefit of his/her ability, experience and services.

NOW THEREFORE, in consideration of the reciprocal obligations and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Retention Bonus.

(a) Subject to the clawback provisions set forth in Section 1(c) below, provided that from the Effective Date through June 30, 2013 (the “Retention Period”), Executive is continuously employed by the Company and available for work (except normal holidays and approved time off), the Company shall pay Executive a Retention Bonus equal to                      and no/100 dollars ($        ). The Retention Bonus shall be payable to Employee in one lump sum, less applicable withholdings, within seven (7) days after the Effective Date.

(b) Executive’s entitlement to a Retention Bonus pursuant to this Agreement is in addition to any compensation and/or benefits to which Executive is entitled pursuant to the Employment Agreement. Notwithstanding anything to the contrary in this Agreement, Executive’s employment with the Company remains subject to the terms and conditions of the Employment Agreement. Company and Executive agree that nothing in this Agreement shall amend, alter or otherwise modify any of the terms in the Employment Agreement. In the event of a conflict between this Agreement and the Employment Agreement, the terms of the Employment Agreement shall take precedence and control.

(c) If Executive’s employment with the Company is terminated during the Retention Period: (i) by the Company For Cause pursuant to Section 5(a)(ii) of the Employment Agreement; or (ii) by the Executive with No Good Reason pursuant to Section 5(b)(i) of the Employment Agreement, the following percentages of the Retention Bonus shall be considered unearned and not payable to the Executive (the “Unearned Portion”):

Termination Date	Unearned Portion
On or before March 31, 2013	100%

April 1, 2013 through June 30, 2013	50%

If the Company has already paid the Retention Bonus to Executive at the time of termination, Executive shall return the Unearned Portion of the Retention Bonus to the Company pursuant to the following schedule:

(i)	For a Termination Date on or before March 31, 2013: Within fourteen (14) days of Executive’s termination, Executive shall return to the Company an amount equal to the Retention Bonus less applicable withholdings paid to Executive within fourteen (14) days after July 1, 2012 (“Net Retention Bonus”). The Executive shall return the remainder of the Retention Bonus (i.e. the Retention Bonus less the Net Retention Bonus) to the Company in twelve equal monthly installments due on the last day of each of the twelve consecutive months following termination.

(ii)	For a Termination Date between April 1, 2013 and June 30, 2013: Executive shall return the Unearned Portion of the Retention Bonus to the Company within fourteen (14) days of termination.

To the extent permitted by law, Executive hereby authorizes the Company to deduct from any amount due the Executive from the Company, including but not limited to Executive’s final paycheck and any severance or other benefit, any Retention Bonus or Net Retention Bonus amount subject to this clawback provision. If such deductions are insufficient to reimburse the Company for the full amount owed by Executive, Executive shall remain personally liable for the remaining balance.

(d) If Executive’s employment with the Company is terminated during the Retention Period: (i) by the Company without Cause pursuant to Section 5(a)(i) of the Employment Agreement; or (ii) by the Executive For Good Reason pursuant to Section 5(b)(ii) of the Employment Agreement, and the Executive (y) executes a general release in favor of the Company and its affiliates in form and substance satisfactory to the Company; and (z) has not revoked or rescinded such release by the end of any period of time in which Executive is legally entitled to revoke or rescind such release, then, so long as the Executive complies with the terms of this Agreement, Executive shall be entitled to the Retention Bonus, in addition to any other accrued compensation or benefits due.

2. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive has entered into this Agreement of Executive’s own free will for no consideration other than as referred to herein, (ii) the execution, delivery and performance of this Agreement by him/her do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had the opportunity to consult with independent legal counsel regarding his/her rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

3. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, sent by telecopy (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive:

Notices to the Company:

Affirmative Services, Inc.

Attn: General Counsel’s Office

150 Harvester Drive, Suite 300

Burr Ridge, Illinois 60527

or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

4. Choice of Law. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

5. Mutual Waiver of Jury Trial. THE COMPANY AND EXECUTIVE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE COMPANY AND THE EXECUTIVE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

6. Section 409A. To the extent any amounts payable hereunder are deferred compensation within the meaning of Section 409A, this Agreement is intended to comply with Section 409A and the terms of this Agreement shall be applied consistent with the requirements of Section 409A. To the extent that any provision of this Agreement is or will be in violation of Section 409A, the Company and Executive agree to amend this Agreement so that it complies with Section 409A. If any amounts payable under this Agreement would be subject to any penalty tax by reason of the application of Section 409A, the Company will use commercially reasonable efforts to take such reasonable steps as it may determine to be necessary or desirable, with Executive’s consent, to ensure that such amounts are not subject to such penalty tax. However, any such tax under Section 409A is ultimately the responsibility of the Executive. Executive is advised to seek tax advice and agrees to assume such personal tax liability as may be incurred under this Agreement.

Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

7. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

8. Counterparts. This Agreement or any amendment hereto may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic transmission with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

9. Survival. Sections 2 through 9 shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Retention Period, Executive’s employment with the Company, or this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

AFFIRMATIVE SERVICES, INC.
(“Company”)

By:
Name:
Its:

(“Executive”)